EXHIBIT 10.5

SHARE PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of March, 2023, by and among Star Alliance International Corp.., a Nevada Corporation publicly traded on the OTC Pink under the ticker symbol (“Star”) (the “Buyer”) and Lion works, Inc. (“Seller”), and Juan Lemus, (“the Control Person”) together the “Parties” and each a “Party”

WITNESSETH:

WHEREAS, the Seller is Lion Works, Inc. a Corporation, through its Control Person who owns 100% of the Intellectual Property, know how and knowledge to continue to improve and develop the Genesis extraction system. (“Genesis”)

WHEREAS, the Buyer desires to purchase from the Control Person, and the Control Person, desires to sell to the Buyer, Fifty one percent (51%) of Genesis subject to the terms and conditions described in this Agreement.

WHEREAS, the parties agree that Genesis will be managed by a new company set up for that purpose. This subsidiary will be owned 51% by Star and 49% by Control Person. Control person will hold a lien on the 51% ownership of Star until the terms of the agreement are met. Based on those terms the first payment due Juan Lemus must be made by September 30, 2023.

NOW, THEREFORE, in consideration of the mutual covenants and conditions described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

SALE OF SHARES OF STOCK. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller Fifty One percent (51%) of the ownership of Genesis together with any and all rights, privileges and interests resulting from, associated with or arising from the Interest per the terms on Exhibit A and in section 2h.

1.	CONSIDERATION. The aggregate purchase price to be paid by the Buyer for 51% of ownership of Seller shall be per the terms set out on Exhibit A.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as hereafter defined).

a.	Authority; Capacity. The Seller has full power, authority and capacity to execute and deliver, and to perform his duties and obligations under this Agreement. This Agreement is the legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

b.	No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which the Seller or any of his assets are subject; (ii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or bound or to which any of his assets are subject; (iii) that could result in the creation or imposition of any lien, security interest or encumbrance in, to or on the Controlling Interest or any asset of the Seller; or (iv) require the Seller to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement, except as required in the Companies’ respective operating agreements.

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c.	Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against the Seller relating to, resulting from or affecting the Controlling Interest or that would materially impair the ability of the Seller to perform his duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

d.	Title. The Seller is the lawful owner of, and has good and marketable title to, the Controlling Interest, free and clear of any and all liens, restrictions, claims, charges,

security interests and encumbrances (contractual or otherwise) of any kind, nature or type whatsoever.

e.	Taxes. The Seller has duly and timely filed all tax returns and reports required to be filed by the Seller prior to the date of this Agreement and has duly and timely paid all taxes that have been incurred or are due and payable pursuant to any assessment with respect to taxes in such jurisdictions. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of tax has been proposed, asserted or assessed by any taxing authority against the Seller. There are no actions, suits, taxing authority proceedings, or audits now in progress, pending or threatened against the Seller, and there are no liens for taxes (other than for current taxes not yet due and payable) against the Seller.

f.	No Pending Transactions. Except for this Agreement, the Seller is not a party to or bound by any agreement, undertaking or commitment to sell, lease, assign, transfer or exchange any of the Interest to any other entity or person.

g.	Full Disclosure. No representation or warranty of the Seller in this Agreement or any agreement, document or scheduled executed or delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact which makes any such representation or warranty misleading.

h.	Assets not included in this transaction: there are currently four genesis plants being developed for mining concessions in Guatemala, Honduras, Mexico and Argentina. These four Genesis systems will not be a part of this transaction and Buyer will not have any interest right, royalty, shares or any other right into these mining sites, concessions, licenses, land, exploitation rights, etc. in these areas. However information from these sites may be used by Buyer to support the benefits of the Genesis System

3.	REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer hereby represents and warrants to the Seller that the following statements are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

a.	Organization & Delinquency of Filings. The Buyer is duly organized under the laws of the State of Nevada. The Buyer is Star Alliance International Corp.

b.	Outstanding Liabilities. The Buyer hereby acknowledges that it has fully disclosed to the Seller the full extent of the Buyer’s debt liabilities, whether secured, unsecured, or otherwise.

c.	Authority; Capacity. The Buyer has full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement, subject to approval by the Board of Directors and the Shareholders required to vote. The execution and delivery of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and any agreement, document, instrument or certificate executed or to be executed in connection with this Agreement, have been duly authorized by all necessary action on the part of the Buyer. This Agreement is the legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

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d.	No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the organizational documents, as amended, of the Buyer; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any government, governmental agency, court or arbitrator to which the Buyer or any of its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or bound or to which any of its assets are subject; (iv) result in or require the creation or imposition of any lien, security interest or encumbrance in, to or on any assets of the Buyer; or (v) require the Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency, creditor or other third party in order to consummate the transactions contemplated by this Agreement.

e.	Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against the Buyer that would materially impair the ability of the Buyer to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

f.	Buyer currently has seven Director and seven Officers

g.	Full Disclosure. No representation or warranty of the Buyer in this Agreement or any agreement, document or scheduled executed or delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact which makes any such representation or warranty misleading.

h.	Buyer agrees to ensure that payments due OTC Pink and any other regulatory agency remain current.

4.	CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on or before March 19, 2023 (the “Closing Date”) at the registered offices of the Buyer, or at such other time and place as the Buyer and the Seller may agree. Although the transaction will be closed, all final documentation listed below that may be required will be provided by the Buyer or Seller per agreement when the first tranche of working capital funds are received by the Seller.

a. Deliveries by Seller. At the time of minimum funding or as agreeable between the parties, the Seller shall execute and deliver: (i) The paperwork necessary for the attorney to complete the patent submission, (ii) All documentation necessary for the buyer to market the Genesis program, (iii) any other document, certificate or instrument deemed reasonable, requested by the Buyer to consummate the transactions contemplated by this Agreement.

b. Deliveries by Buyer. At the time of minimum funding or as agreeable between the parties, the Buyer shall (i) pay in cash for the purchase price which must be paid on or before September 30, 2023 (ii) Provide a Copy of Board Resolution ratifying this Agreement (iii) Provide the corporate documentation on the new company formed for the purpose of managing the ongoing Genesis business. (iv) Provide any other document, certificate or instrument deemed reasonably requested by the Seller to consummate the transactions contemplated by this Agreement.

5.	TERMINATION. This Agreement may be terminated upon providing written notice to the other Parties at or prior to Closing as follows.

a.	Written Consent. By the written consent of the Buyer and the Seller, which termination shall be effective as of the date described in such consent.

b.	Misrepresentation or Breach. By the Buyer or the Seller if: (i) any representation or warranty of the other Party in this Agreement shall be false, misleading or incorrect in any material respect; or (ii) the other Party shall fail to perform any of its duties, obligations or covenants described in this Agreement by or within the required period, which failure to perform is not cured within ten (10) days after the non-defaulting Party notifies the defaulting Party in writing of such failure to perform.

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c.	No Closing. By the Buyer in the event the transactions contemplated by this Agreement are not consummated on or before March 19, 2023.

d.	Effects of Termination. In the event this Agreement is terminated, the Seller and the Buyer shall have no further rights, duties, obligations or responsibilities described in this Agreement, except for: (i) the respective indemnification rights and obligations of the Seller and the Buyer described in Sections 7 and 8 of this Agreement; and (ii) any other right, duty, obligation or responsibility provided for in this Agreement to survive the termination of this Agreement notwithstanding. Notwithstanding the foregoing, in the event that termination of this Agreement occurs as a result of a party’s failure to perform or misrepresentation, the defaulting party shall be obligated and responsible for any and all costs and expenses (including reasonable attorney’s fees) incurred by the non- defaulting party related to or connected with this Agreement.

6.	TERMINATION AFTER CLOSE: On the happening of any of the following events (“Triggering Events”), this Agreement shall be null and void:

i.	the bankruptcy of a Party

ii.	the winding up and dissolution of a Party, or merger or other corporate reorganization of a Party as a result of which the Party does not survive as an entity;

iii.	the occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement; or

iv.	the change of management control or majority board of director control of Buyer,

v.	the breach of the payment terms under this agreement, (see Exhibit A)

vi.	Each Party agrees to promptly give Notice of a Triggering Event to the other Party. The option described above may be exercised at any time within 30 days following the other Party’s receipt of the Notice of the Triggering Event.

vii.	If the minimum is not met by September 30, 2023 then this contract will immediately terminate.

7.	INDEMNIFICATION BY BUYER. The Buyer hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release the Seller and his heirs and legal representatives from and against any and all Liabilities arising from, based upon, related to or associated with (i) any breach of any representation or warranty of the Buyer contained in this Agreement; (ii) any failure of the Buyer to perform or observe any terms, conditions or covenants contained in this Agreement; (iii) any Liability related to or involving the purchase of the licensing rights to the Genesis Ore extraction process arising, resulting or incurred from any event that occurs after the Closing Date; and (iv) any and all tax Liabilities with respect to the Purchase of the Genesis process arising, resulting or incurred after the Closing Date.

8.	INDEMNIFICATION BY SELLER. The Seller hereby covenants and agrees to indemnify, save, defend, hold harmless, discharge, and release the Buyer and his heirs and legal representatives from and against any and all Liabilities arising from, based upon, related to or associated with (i) any breach of any representation or warranty of the Seller contained in this Agreement; (ii) any failure of the Seller to perform or observe any terms, conditions or covenants contained in this Agreement; (iii) any Liability related to or involving the purchase of the licensing rights to the Genesis Ore extraction process arising, resulting or incurred from any event that occurs after the Closing Date; and (iv) any and all tax Liabilities with respect to the sale of the Genesis process arising, resulting or incurred after the Closing Date

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9.	SURVIVAL OF REPRESENTATIONS AND COVENANTS. The Buyer and the Seller hereby agree and covenant that all of the representations, warranties and covenants in this Agreement shall survive the Closing or termination of this Agreement for a period of one (1) years.

10.	ENTIRE AGREEMENT. This Agreement and the exhibits attached to this Agreement constitute the entire agreement and understanding between the Buyer and the Seller and supersede any and all prior understandings, agreements or representations between the Buyer and the Seller, whether written or oral, related in any way to the subject matter of this Agreement.

11.	BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the Buyer, the Seller and their respective heirs, legal representatives, successors and permitted assigns.

12.	ASSIGNMENT. The Seller may not assign any of his rights, or delegate any of his duties or obligations, under this Agreement without the prior written consent of the Buyer, which consent may be withheld, conditioned or delayed at the Buyer’s sole discretion.

13.	FURTHER ASSURANCES: Each party hereto shall execute all documents and take such further action as is necessary, after closing, to effectuate the terms of this agreement and the agreements executed contemporaneously herewith.

14.	MULTIPLE COUNTERPARTS. This Agreement may be executed, by facsimile or otherwise, in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15.	HEADINGS. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.	NOTICES. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by facsimile transmission delivered or transmitted to the party to whom such notice or communication is directed, to the address of such party as follows:

To Buyer:	Attn: Richard Carey, Chairman or Weverson Correia, CEO Star Alliance International, Inc. 5763 Corsa Avenue, # 218 West Lake Village, CA 91362 Att. Richard Carey or Weverson Correia

To Seller:	Juan Lemus, CEO Lion Works, INC Boulevard austriaco 33-04 zona 16 oficina 5 Edificio C lirios II de Cayala Fase Guatamala

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) seven (7) working days after such notice or communication is mailed by prepaid certified or registered mail, (iii) three (3) working days after such notice or communication sent by overnight courier, or (iv) on the day such notice or communication is transmitted and the sender has received a confirmation of such by other means of communication. Any party may, for purposes of this Agreement, change its address, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other parties.

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17.	AMENDMENTS. This Agreement may be amended at any time by a written instrument signed by the Buyer and the Seller.

18.	WAIVER; INJUNCTIVE RELIEF. No failure on the part of the Buyer or the Seller to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by the Buyer or the Seller to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of such waiver is sought. No right, remedy or election given by any term of this Agreement or made by either party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Buyer and the Seller acknowledge that the rights created by this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved party may have no adequate remedy at law. Accordingly, the Buyer and the Seller agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such party’s rights and the obligations of the other party not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

19.	SEVERABILITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained in this Agreement shall not be affected thereby.

20.	PREVAILING PARTY. In the event that either party brings any suit, action or proceeding against the other party for any reason arising from or related to this Agreement, then the prevailing party shall be entitled to recover from the other party any and all costs and expenses, including reasonable attorney fees, arising from or related to the suit, action or proceeding.

21.	FURTHER ACTIONS. From and after the execution of this Agreement, the Buyer, the Seller and the Control person agree to, upon the request of one of the parties, execute and deliver to another party any further documents, certificates or instruments, and to perform any further acts as may be required or reasonably requested to complete or evidence the transaction contemplated by this Agreement.

22.	CONSTRUCTION. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Buyer and the Seller, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

23.	ABSENCE OF REVIEW. Neither the Securities and Exchange Commission nor any state or country securities commission has approved or disapproved of the Purchase or determined this Agreement or any other document related to this Agreement is truthful or complete. Any representation to the contrary is a criminal offense.

24.	PLURAL; GENDER. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa.

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25.	GOVERNING LAW; VENUE; JURISDICTION. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Guatemala, without giving effect to any choice of law or conflict of law rules or provisions (whether the country of Guatemala or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the country of Guatemala. The Buyer and the Seller further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Guatemala. The Buyer and the Seller shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

26.	WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE SELLER AND THE BUYER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE SELLER AND THE BUYER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY

[ signatures on following page]

(REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

“SELLER”

Lion Works, Inc.

/s/ Juan Lemus

Name: Juan Lemus

Title: President

“CONTROL PERSON”

Juan Lemus

/s/ Juan Lemus

Name: Juan Lemus

“BUYER“

Star Alliance International Corp.

/s/ Richard Carey

Name: Richard Carey

Title: Chairman

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Exhibit A

PURCHASE TERMS

Purchase Price of 51% of cost of Patent:	$5,100,000

Payment Terms:	Minimum $2,550,000 to be paid by September 30, 2023
$2,550,000 within 12 months of first payment

Working Capital To Genesis Plants:	$5,000,000 to be paid as follows:
a/. $2,000,000 no later than July 31, 2023
b/. $3,000,000 within 12 months of the first payment

Patent Attorney:	Star will engage and pay for the cost of the patent attorney this process will start at a time agreed between the parties. Seller agrees to provide any and all date required to file that patent.

Experts:	Seller agrees to work with the experts sent to write a report on the Genesis system to be used to support the claims made on the system.

Lien:	Seller to hold a lien on the 51% of the new company (“Newco”) formed to hold the ownership of Genesis.

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